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                                                                     EXHIBIT 3.3

                           CERTIFICATE OF AMENDMENT OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                              QUALCOMM SPINCO, INC.

         QUALCOMM SPINCO, INC. (the "Company"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "General Corporation Law"), hereby certifies as follows:

         FIRST: This Certificate of Amendment amends the provisions of the Certificate of Incorporation of the Company, filed on June 24, 1998, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law, and was approved by written consent of the stockholders of the Company given in accordance with the provisions of Section 228 of the General Corporation Law.

         SECOND: The text of Article I of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

                                      "I.

                  The name of this corporation is LEAP WIRELESS INTERNATIONAL, INC."

         IN WITNESS WHEREOF, said Board of Directors of the Company has caused this Certificate of Amendment to be signed by a duly authorized officer of the Company.

                                        QUALCOMM SPINCO, INC.



Dated: August 19, 1998                  /s/ HARVEY P. WHITE
                                        -------------------------------------
                                        Harvey P. White
                                        Chief Executive Officer and President
ATTEST:


/s/ JAMES E. HOFFMANN
---------------------------------
James E. Hoffmann
Secretary